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                                                                  EXHIBIT (a)(5)


CONTACT:  The Altman Group, Inc.
          (800) 467-0821 (toll free)

FOR IMMEDIATE RELEASE


AIMCO PROPERTIES, L.P. ANNOUNCES EXTENSION OF TENDER OFFERS

         DENVER, COLORADO, July 13, 2004 - As previously announced, AIMCO Properties, L.P. is tendering for any and all units of limited partnership interest in Davidson Diversified Real Estate II, L.P. and National Property Investors 7, subject to the terms of the respective Litigation Settlement Offers (as amended and supplemented, the "Offers"). AIMCO Properties, L.P. has now extended the expiration date of each of the Offers. The expiration date for each of the Offers has been extended to midnight, New York City time, on August 13, 2004. The Offers were previously scheduled to expire at midnight, New York City time, on July 13, 2004.

         AIMCO Properties, L.P. has reported, based on information provided by the Information Agent for the Offers, that as of the close of business on July 12, 2004, the approximate number of units set forth below had been tendered pursuant to each of the Offers.

Name of Partnership                              Number of Units Tendered
-----------------------------------------        ------------------------
Davidson Diversified Real Estate II, L.P.                            23.5
National Property Investors 7                                         644


         For further information, please contact The Altman Group, Inc at (800) 467-0821 (toll free), which is acting as the Information Agent for the Offers.